Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AND RELEASE AGREEMENT

THIS ASSET PURCHASE AND RELEASE AGREEMENT (“Agreement”) is made and entered into on this 19th day of September, 2024, by and between Blackjack Silver Corp., an Ontario corporation (“BSC”), and Lane F Holdings LLC, a Wyoming limited liability company (“Lane F”).

RECITALS:

A.            Ferry Lane Limited, a British Virgin Islands corporation (“Ferry Lane”), is the owner of certain real property, mineral rights, mining claims, water rights, equipment, and buildings located in Silver Bow County in the State of Montana.

B.             By virtue of a transaction dated November 2, 2023, BSC is the asserted owner of record of all of the issued and outstanding shares of Ferry Lane.

C.             Lane F has asserted a competing claim of ownership in Ferry Lane [**+] a [**+] (the “[**+] Litigation”). Additionally, in connection with the [**+] Litigation, Lane F acquired all [**+], a defunct [**+] corporation, through [**+], which in turn holds [**+] of [**+].

D.            BSC, [**+] the sole and undisputed owner of all issued and outstanding shares of Ferry Lane’ and therefore seeks to acquire from Lane F [**+] and all [**+].

NOW, THEREFORE, in consideration for payments to be paid by BSC and the terms and conditions hereinafter set forth, the parties agree to the following:

1.	Purchase and Sale.

A.	At the Closing, BSC shall purchase, without warranty of any type, all of Lane F’s right, title, and interest to any shares of Ferry Lane, [**+]. Specifically, this transaction includes, but is not limited to, whatever interest, if any, Lane F acquired in [**+] and [**+]. This includes the full ownership of [**+] and all associated assets, including [**+] as well as, except as otherwise expressly provided or reserved to Lane Fin this Agreement, all other assets, rights, title, interest or claims that it or any of Lane F’s members, owners, or assignees, now has or may hereafter acquire in or related to Ferry Lane or real property, mineral rights, mining claims, water rights, equipment, buildings and associated real property rights located, lying and situated

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

in Silver Bow County in the State of Montana. It is understood that, as of the date of this Agreement, Lane F does not possess the physical or original [**+]. However, [**+]. Additionally, as a result of the [**+] .

Should, after Closing, Lane F come into ownership or possession of additional shares of Ferry Lane (either directly or indirectly), it will take steps to convey those shares to BSC, without additional consideration, as part of the purchase under this Agreement.

B.	At the Closing, BSC shall purchase all corporate documents in the possession, custody, or control of Lane F or its owners, members, assignees, and advisors pertaining to [**+] excluding any documents that are Lane F attorney-client privileged documents in which Lane F is the holder of the privilege (the “Corporate Documents”). BSC shall take possession of Corporate Documents within a reasonable time after the Closing.

Lane F will actively facilitate and assist BSC’s efforts to obtain the Corporate Documents in the custody or control of [**+] or any other person who is later determined to have Corporate Documents and is a member, owner, assignee, or beneficiary of Lane F. It is expected that the Corporate Documents held by [**+] will be provided to BSC upon payment by BSC of [**+] as reimbursement for prior storage costs. This payment is not part of the Administrative Funds described in Section 2.A, and is solely for reimbursement of personal storage costs. This payment is a condition for providing such Corporate Documents but is not a condition of Closing.

BSC shall provide to Lane F electronic copies of any Corporate Documents it takes possession of under this provision, subject to the confidentiality provisions set out in Section 3 of this Agreement.

2.             Consideration for the Purchase. BSC will pay Lane F the agreed consideration for [**+] and the acquisition of all outstanding shares of [**+] Inc., including its ownership of [**+] and [**+].

A.	Administrative Funds: At the Closing, BSC will pay to Lane F the sum of Seventy-five thousand and no/100 dollars (US$ 75,000.00) in cash.

B.	Cash/Stock: Within ninety (90) days of Closing or a later date at Lane F’s sole discretion, Lane F, in its sole discretion, shall choose and provide written notice to BSC any combination of the following forms of consideration to be paid or transferred to Lane F, or its assignee(s), in various proportions, with the total aggregate value of the consideration

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

not to exceed Three Million Fifteen Thousand Dollars (US$ 3,015,000.00) (the “Payment”):

1)	A cash sum, not to exceed US$ 3,000,000.00, payable in twelve (12) equal quarterly installments; or

2)	Rights for up to 6,700,000 shares of BSC common stock, calculated on BSC’s most recent financing at US$ 0.45 per share. The conveyance of these shares shall be subject to any applicable hold periods or regulatory restrictions and until BSC’s public listing, all shares granted to Lane F will be voted in alignment with Crescat Capital on all shareholder matters; or

3)	A combination of Sections 2.B.1 and 2.B.2 that will equal a total aggregate value of Three Million Fifteen Thousand Dollars (US$ 3,015,000.00) with any cash installments coming in quarterly payments of US$ 250,000.00 (or the remaining balance if less than that amount is owed).

At the Closing, BSC shall provide to Lane F copies of its most recent investor presentations that BSC has provided to any or all its other investors, to assist Lane F in making its selection and will provide additional information upon Lane F’s request when such request are reasonable and typical for potential investors under the circumstances and not in violation of any of BSC’s pre-existing legal or contractual obligations.

For any consideration to be paid in cash in the future, BSC shall provide Lane F a promissory note and mortgage in the format provided in Exhibits B and C.

Tax Advice: The parties agree to incorporate tax advice from their respective legal or tax advisors regarding the form of consideration chosen. Neither party makes any representations regarding the tax implications of the transaction, and each party shall bear responsibility for its own tax obligations.

Quarterly Business Updates: In the event that Lane F opts to receive at least 3,350,000 shares of BSC as part of the Payment, BSC agrees to provide Lane F with quarterly business updates. These updates shall be subject to the same confidentiality terms as those governing the Corporate Documents in this Agreement.

C.	Net Smelter Returns Royalty: BSC shall grant to Lane F a net smelter returns royalty (NSR) of two percent (2.0%) on all ore mined from any real property interest owned by Ferry Lane in Silver Bow County, Montana, including any real property interest it may own in the future through exercise of the option to purchase pursuant to the 2013 Ninety-Nine year lease of the Big Butte Fire Station property with the City/County of Butte-Silver Bow. BSC reserves the exclusive right to buy out the NSR for the total sum of Seven Million Five Hundred Thousand Dollars (US$ 7,500,000.00) This buy-out price shall remain fixed for the first ten (10) years following the effective date of the NSR Agreement. Thereafter, the buy-out price shall be adjusted annually based on the percentage change in the Consumer Price Index for All Urban Consumers (CPI-U) for the West Region, as

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published by the U.S. Bureau of Labor Statistics. The detailed terms and conditions of the NSR, including the buy-out provision, are set forth in Exhibit D, which shall be fully executed at Closing.

D.	Prohibition on Management and Control: Neither David Richards nor anyone related to or representing him or his interests may serve in the management or control body of BSC or any entity controlled by BSC or established by BSC to manage the Ferry Lane Butte-Silver Bow County properties.

3.             Confidentiality of Corporate Documents. Lane F and its principals, members, owners, assignees, and advisors shall not disclose any information contained within the Corporate Documents to any other party, except as required to ascertain the composition of the [**+] (as defined in Section 5, below) and for determining the pro rata distribution of proceeds thereof. Disclosure is also permitted as required by applicable law and in connection with any litigation matters related to Lane F and its principals and agents. Any breach of this confidentiality obligation shall be subject to enforcement under the terms of this Agreement.

4.             Mutual Release. In further consideration of the terms and conditions of this Agreement, the Parties fully and forever release and discharge each other, their successors, assigns, agents, employees, members, partners, affiliates and attorneys, from any and all actions, claims, causes of action, demands, or expenses for damages or injuries, whether asserted or unasserted, known or unknown, foreseen or unforeseen, arising out of or involving BSC’s ownership of Ferry Lane, In as much as any injuries. damages, and losses may not be fully known and may be more numerous or more serious than it is now understood or expected, the Parties agree that this mutual release applies to any and all injuries, damages and losses arising out of or involving their share ownership even though now unanticipated, unexpected and unknown, as well as any and all injuries, damages and losses which have already developed and which are now known or anticipated.

5.             Assignability of Rights and Consideration. Lane F’s rights under this Agreement or the consideration being paid by BSC may be freely assigned or distributed, in whole or in a proportionate amount, to whomever Lane F, in its sole discretion determines to be to the [**+] who have not yet received compensation for their shares in [**+] or may be otherwise assigned or distributed at Lane F’s sole discretion. For the purposes of this limitation, the identity of [**+] and the proportionate amount to be assigned or distributed to those individuals or entities, shall be determined in the sole discretion of Lane F under terms and procedures adopted in its operating agreement. BSC shall provide to Lane F any information or documents in its possession that will assist Lane F in making this determination. In no event shall [**+] or any person or entity related to these individuals, or who acquired their shares from these individuals be considered a legitimate, non-fraudulent shareholder.

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Retention of [**+]

As a condition precedent to making an assignment or distribution to the [**+] Lane F shall first secure from each assignee or distributee a release of the claims and for the releasees identified in the form provided in Exhibit E and generally including the scope, but not a verbatim recital, of the other terms contained in Exhibit E.

6.	Closing/Post-Closing Deliverables.

A.	The closing of this transaction shall occur no later than September 19, 2024 at the law offices of Doney Crowley P.C. in Helena, Montana. Time is of the essence in the Closing of this transaction.

B.	At the Closing, Lane F shall deliver to BSC the fully executed Asset Assignment in the format attached as Exhibit A as well as copies of all corporate documents under Section 1.B in its immediate custody or control. In exchange, BSC shall deliver to Lane F the following:

a.	The Administrative Funds payable under Section 2.A, above.

b.	A fully executed Net Smelter Returns Royalty Agreement in the format attached as Exhibit D.

c.	Copies of most recent presentations that BSC has provided to its other investors.

C.	Within thirty (30) days following the Closing, both parties agree to complete and record the necessary Royalty Deeds to ensure the proper registration of Lane F’s Net Smelter Returns Royalty (NSR) interests, as outlined in Exhibit D.

D.	For a period of ninety (90) days following the Closing, Lane F will facilitate and assist in the transfer of any other corporate documents for Ferry Lane under Section 1.B, above.

E.	Within ninety (90) days following the Closing or a later date at Lane F’s sole discretion, Lane F will provide written notice to BSC of its elections as to the consideration to be paid under Section 2.B, above. Within seven (7) calendar days of receipt of that election, BSC will pay to Lane F the first installment of any cash consideration so elected and a Promissory Note and Mortgage in the formats attached as Exhibits C and D for the remaining balance, as well as any [**+] to document the transfer of any shares of BSC to Lane F.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

F.	Additionally, BSC will make good faith efforts to remain available to Lane F during this ninety (90 day-period, providing further information on its business plans and strategies to better inform Lane F’s decision regarding its election of consideration.

7.	Cooperation and Non-Disparagement. Following the execution of this Agreement:

A.	The Parties agree that they will cooperate with each other, including responding to any reasonable requests for information and assistance, regarding any matter involving the ownership of and corporate governance of Ferry Lane, including the execution of any further documents reasonably necessary to effectuate the terms of this Agreement. For any cooperation requests submitted by the Parties pursuant to this provision that exceeds a commercially reasonable time or effort, the responding party shall be entitled to reasonable compensation for those efforts.

B.	The Parties agree that they, their agents, employees or representatives, will not at any time make, publish or communicate to any person or entity or in any public forum or online any defamatory, harmful, or disparaging remarks, comments, or statements concerning each other, their respective businesses, or their employees, officers, agents, employees and existing or prospective investors.

C.	The Parties agree that neither of them, nor their agents, employees, shareholders, members, or attorneys will knowingly encourage, counsel or assist any third-parties, or their attorneys in the presentation, prosecution or advancement of any disputes, differences, claims, or charges being asserted by the third party against BSC, Lane F, Ferry Lane, Ferry Lane Management, LLC, Blackjack Operating, LLC, and New Butte Leasing, LLC.

D.	In the event of litigation against Lane For its principals by non-BSC parties, provided that such assistance does not adversely affect BSC, as determined at its sole discretion, and to the extent permissible with its obligations and terms of access, BSC agrees to furnish documents and information in its possession to assist Lane F and its principals in the defense of any such legal proceedings.

8.             Confidentiality. The Parties acknowledge that the consideration and terms of this Agreement are to be confidential and shall not be publicly disclosed by them or their representatives, except a Party may disclose such information: (1) as its attorney may advise it is required to disclose under applicable laws and regulations; (2) as may be required in connection with communications with the [**+] or (3) as otherwise required by an order of a court of competent jurisdiction.

9.             The Parties’ Warranties and Representations. The Parties, and their respective, successors, assigns, members, owners, assignees, affiliates, agents, attorneys, representatives, or beneficiaries, warrant and represent to each other as follows:

A.	The Parties have the authority and right to enter into this Agreement and to carry out the transactions contemplated herein.

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B.	This Agreement constitutes the legal, valid, and binding obligations of the Parties, enforceable against each of them in accordance with its terms.

C.	Neither the execution and delivery of this Agreement, nor the consummation by the Parties of any of the transactions contemplated hereby, will result to their knowledge in a breach of any term, provision, covenant, or condition of any agreement or instrument to which the Parties or New Butte Leasing, LLC is a party or by which they may be bound, or with which the giving of notice or lapse of time or both would constitute an event of default thereunder.

D.	Lane F makes no representation or warranty, express or implied, as to the ownership rights associated with [**+] other than it validly and legitimately acquired them in good faith through the [**+] and associated sales.

10.          Tax Matters. Neither Party makes any representation as to the tax implications of the transactions contemplated within this Agreement. The parties agree to take all necessary and advisable action to report this transaction with the appropriate federal and state taxing authorities. The Parties will in good faith negotiate any amendment to this agreement that provides a tax advantage to one or both Parties if that amendment would not disadvantage either Party, as determined by each Party’s sole, but reasonable, discretion.

11.          No Third-Party Beneficiaries. There are no third-party beneficiaries intended by this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors. heirs and permitted assigns), any rights, remedies, obligations or liabilities. [**+] mentioned above are not to be considered third-party beneficiaries of this Agreement and have no rights hereunder.

12.          Specific Performance. If either party breaches and fails to perform their respective duties under this Agreement in accordance with its terms, then the non-breaching party has the remedy of specific performance in addition to all other remedies available at law or equity.

13.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana.

14.          Severability. If any portion of this Agreement is held to be void or unenforceable then the balance of this Agreement shall nevertheless be effective and enforceable.

15.          Attorneys’ Fees. Should either party incur any costs or expenses, including reasonable attorneys’ fees, to enforce any of the provisions of this Agreement, the non-prevailing party shall reimburse the prevailing party upon demand.

16.          Time. Time is of the essence of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

17.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. As used herein, “counterparts” shall include full copies of this Agreement signed and delivered by facsimile transmission or electronic mail (“e-mail”) correspondence as well as photocopies of such facsimile transmission or e-mail correspondence.

18.          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is the product of the negotiations of the Parties. By virtue of the signature of all Parties herein, this Agreement shall be deemed to have been drafted by all Parties collectively, and any ambiguity herein shall not be construed for or against any Party.

19.          Entire Agreement. This Agreement embodies the entire agreement between the parties, and supersedes all prior negotiations, understandings, and agreements, if any, relating to the subject matter hereof. This Agreement may be amended, modified, or supplemented only by an instrument in writing duly executed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year set forth on page 1 of this Agreement.

LANE F HOLDINGS, LLC

/s/ R. Allan Payne
R. Allan Payne

Its: Member

BLACKJACK SILVER CORP.

/s/ C. Travis Naugle
C. Travis Naugle

Its: CEO

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EXHIBIT A

ASSET ASSIGNMENT

[REDACTED]

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EXHIBIT B

PROMISSORY NOTE

LENDER:	BORROWER:

LANE F HOLDINGS, LLC	BLACKJACK SILVER CORP.

Principal Amount: US$ _________________________	Date of Note: ___________________

PROMISE TO PAY. For value received, the Borrower promises to pay to Lender the principal amount of $ _________________________, together with interest at the annual rate of ten percent (10.0%) on the unpaid outstanding principal balance. All sums due are payable in lawful money of the United States of America.

PERIODIC PAYMENT TERMS. The entire principal amount and accrued interest shall be paid in full in equal installments of Two Hundred Fifty Thousand Dollars (US$250,000.00) (or the remaining balance if less than that amount is owed) each, payable quarterly on or before the following: January 15, April 15, July 15, and October 15 of each year beginning in 2025.

SECURITY. This Note is secured by a mortgage on all real property and mining claims (the “Security”) owned by Ferry Lane Limited in Butte-Silver Bow County, Montana. The holder of this Note will be entitled to the benefits of the Security provided by the Mortgage and will have the right to enforce the covenants and agreements of Mortgagee.

PREPAYMENT. It is further understood and agreed that from and after January 15, 2025, said obligation may be prepaid at any time, in whole or in part, without penalty.

DEFAULT. Borrower will be in default if any of the following happens:

(a)	Borrower fails to make any payment when due or in the amount due.

(b)	Borrower fails to pay the real estate taxes assessed on the Security.

LENDER’S RIGHTS. Upon default, Lender may declare the entire principal balance on this Note immediately due, without notice, and Borrower will pay that amount immediately upon receiving notice of Lender’s declaration.

ATTORNEYS’ FEES; EXPENSES. In the event of default by Borrower, Lender may hire or pay someone else to help collect this Note from Borrower, and any such attorneys’ fees and expenses incurred by Lender shall be paid by Borrower. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy (including efforts to modify or vacate

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any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower will also pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with the laws of the State of Montana. This Note has been accepted by Lender in the State of Montana.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

BORROWER:

BLACKJACK SILVER CORP.

C. Travis Naugle

Its: CEO

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT C

MORTGAGE

WHEN RECORDED RETURN TO:
R. Allan Payne
Doney Crowley, P.C.
P.O. Box 1185
Helena, MT 59624-1185

This mortgage, is made this _______ day of ____________________________, 2025, by Ferry Lane Limited, with mailing address of _________________________________________________ (“Mortgagor”) to Lane F Holdings, LLC, with mailing address of P.O. Box 59, Helena, MT 59624 (“Mortgagee”):

1.	For good and valuable consideration and as security for the payment to the Mortgagee of a debt (defined below), Mortgagor grants to Mortgagee a mortgage lien on the following Property:

See attached Schedule.

2.	The terms and conditions of the debt secured by this mortgage are provided in a Promissory Note executed by Blackjack Silver Corp., the sole shareholder of Mortgagor, contemporaneously with this mortgage.

3.	Mortgagor agrees that all payments of the debt secured by this mortgage will be paid when due and in accordance with the terms of the Secured Debt and this Security Instrument.

4.	Mortgagor warrants that Mortgagor is or will be lawfully seized of the estate conveyed by this Security Instrument and has the right to grant, bargain, convey, sell, and mortgage the Property described on the attached Schedule.

5.	Mortgagor will pay all taxes, assessments, liens, encumbrances, lease payments, ground rents, utilities, and other charges relating to the Property when due. Mortgagee may require Mortgagor to provide copies of all notices that such amounts are due and the receipts evidencing Mortgagor’s payment. Mortgagor will defend title to the Property against any claims that would impair the lien of this mortgage.

6.	Mortgagor will be in default if any of the following occur:

a.	Blackjack Silver Corp fails to make any payment on the debt after thirty (30) days written notice from Mortgagee of a failure to make such payment.

b.	A breach of any term or covenant in this mortgage or any other document executed

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for the purpose of creating, securing, or guarantying the debt evidenced in the Promissory Note between Blackjack Silver Corp. and Mortgagee.

c.	The dissolution, insolvency of, appointment of a receiver for, or application of any debtor relief law to, Mortgagor or any other person or entity obligated on the debt.

d.	A material adverse change in Mortgagor’s business, including ownership, management, and financial conditions, which Mortgagee in its opinion believes impairs the value of the Property or Mortgagor’s ability to repay the debt.

7.	Upon default, Mortgagee may exercise its rights of foreclosure under Montana Code Annotated Title 71-1- part 2.

Executed on this ____ day of ______________, 2025.

FERRY LANE LIMITED, by FERRY LANE MANAGEMENT, LLC, its sole director:

By:
C. Travis Naugle, Manager of Ferry Lane Management, LLC

STATE OF _____________	)
:ss.
County of _____________________	)

This instrument was acknowledged before me on the ____ day of ___________, 2025, by C. Travis Naugle, as Manager of Ferry Lane Management, LLC, the sole director of Ferry Lane Limited.

NOTARY PUBLIC FOR THE STATE OF

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SCHEDULE

OF PROPERTY

[REDACTED]

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EXHIBIT D

FORM OF NSR ROYALTY

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EXHIBIT D

Attached to and forming part of an
Asset Purchase Agreement between Lane F Holdings, LLC
and Blackjack Silver Corp.

NET SMELTER RETURNS ROYALTY AGREEMENT

This NET SMELTER RETURNS ROYALTY AGREEMENT, dated effective as of the 19th day of September, 2024 (Effective Date), is by and between Blackjack Silver Corp., an Ontario corporation, and Ferry Lane Limited, a British Virgin Island corporation (jointly Grantor), or their successors in interest, and Lane F Holdings, LLC, a Wyoming limited liability corporation (Royalty Holder).

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) and the covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.	DEFINITIONS AND EXHIBITS

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

Affiliate means any Person that directly or indirectly Controls, or is Controlled by or is under common Control with, a Party. The term “Control” as used herein means the rights to the exercise of, directly or indirectly, more than 50% of the voting rights attributable to the shares or ownership interests of the controlled entity.

Agreement means this Net Smelter Returns Royalty Agreement dated the 19th day of September, 2024, by and between Grantor and Royalty Holder.

Allowable Deductions means the following, in each case determined without duplication:

(a)	all costs, tolling charges, representation expenses, metal losses, umpire charges, expenses, penalties, fees and other expenses and charges of any nature whatsoever that are paid or incurred by Grantor and/or its Affiliates for or in connection with smelting, refining, beneficiation processes or procedures or other mineral treatments of Intermediate Products whether deducted from the sales revenue and/or are charged against Grantor and/or its Affiliates to produce Refined Products regardless of whether the smelting, refining, processing, procedures or treatments are carried out on the Property or after the Intermediate Products leave the Property;

(b)	all costs, expenses and charges of any nature whatsoever that are paid or incurred by Grantor and its Affiliates and whether deducted from the sales revenue and/or are charged against Grantor and/or its Affiliates after the milling of the Product, for or in connection with transportation (including, shipping, freight, insurance, stockpiling, storage. warehousing, handling, port, demurrage, delay and forwarding expenses and transaction taxes) of Products after the milling of the Product to a smelter or refinery or other place of mineral treatment or beneficiation and from there to the place or places of storage and sale to the ultimate purchaser;

(c)	all government-imposed royalties of every nature and kind whatsoever paid, incurred, or deemed incurred by Grantor and/or its Affiliates with respect to Products (whether directly

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

or indirectly) payable pursuant to federal, state, or local statutes, regulations, and ordinances;

(d)	sales, use, gross receipts, customs duties, severance, value added taxes and other taxes and governmental charges, if any, payable with respect to the existence, severance, production, removal, sale, processing, transportation, or disposition of Products that are paid or incurred by Grantor and/or its Affiliates with respect to the Products, but excluding any taxes:

(ii)	based on the gross or net income of Grantor and/or its Affiliates;

(iii)	any business or franchise taxes of Grantor and its Affiliates; and

(iv)	any taxes based on the value of the Property and any improvements thereon including any ad valorem taxes, but for certainty none of the government royalties contemplated by paragraph (c) shall be excluded from being “Allowable Deductions” by virtue of the provisions of paragraphs (d)(ii), (d)(iii), or (d)(iv);

(e)	costs and fees of sales, insurance, consignment, agency fees and sales brokerage, and any discounts or rebates given to customers for off-specification or damaged product that are paid and/or incurred by Grantor and its Affiliates with respect to Products shipped from the Property; and

(f)	Permitted Treatment Costs.

(g)	Notwithstanding anything to the contrary, any costs, expenses, or charges related to the milling of ore into intermediate products or saleable products by Grantor and its Affiliates shall not be considered Allowable Deductions and shall not be deducted from the calculation of Net Smelter Returns. This includes, but is not limited to, costs associated with crushing, grinding, and concentrating the ore, including physical concentration methods such as gravity and flotation. If there is any conflict between this subparagraph (g) and other provision of the Agreement, the provision of this subparagraph shall control.

Asset Purchase Agreement means the Asset Purchase Agreement dated the 19th day of September, 2024, between Grantor and Royalty Holder pursuant to which this Agreement was entered into.

Business Day means any day other than a Saturday, Sunday or a statutory holiday in the State of Montana.

Deemed Receipts means the following:

(a)	Where Grantor or its Affiliates produce or have produced any Refined Products through any smelting or refining arrangements or any other transactions that result in the return to, or credit to the account of, Grantor or its Affiliates of:

(i)	refined copper meeting the good delivery requirements of the London Metal Exchange (LME) for Grade “A” Copper Cathode or High Grade Copper meeting the COMEX division of the New York Mercantile Exchange (COMEX) requirements for delivery (each, Refined Copper);

(ii)	fine gold bullion of .995 or better (Gold Bullion);

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(iii)	silver bullion of .999 or better (Silver Bullion);

(iv)	lead bullion meeting the good delivery requirements of the LME (minimum purity of 99.970%) or the COMEX (Lead Bullion); and/or

(v)	other Products produced through subsequent smelting and/or refining and the outturned metal from which meets the relevant specifications for Refined Products that have prices regularly quoted on the LME (or other reliable price source) (Other Refined Products) and in each case produced from Raw Products and/or Intermediate Products produced from the Property;

then notwithstanding anything in this Agreement to the contrary, the term “Deemed Receipts” for such Refined Products means the net number of pounds avoirdupois of Refined Copper and/or troy ounces of Gold Bullion, Silver Bullion and/or Lead Bullion and/or net number of pounds avoirdupois or other relevant unit of measure for Other Refined Products, as the case may be, returned to, or credited to the account of, Grantor and/or its Affiliates by the applicable smelter, refinery or other treatment facility in a calendar quarter, multiplied by:

(vi)	for Refined Copper, the average of the LME Settlement Price for Grade “A” Copper Cathode in the case of return of LME Grade “A” Copper Cathode or of the COMEX most nearby spot price in the case of return of COMEX High Grade Copper or the equivalent, in each case for the calendar quarter in which such Refined Copper is returned or credited to the account of Grantor or its Affiliates by such smelter, refinery or other treatment facility;

(vii)	for Gold Bullion, the average London Bullion Market Association Gold Price (P.M.) for the calendar quarter in which such bullion is so returned or credited;

(viii)	for Silver Bullion, the average London Bullion Market Association Silver Price for the calendar quarter in which such bullion is so returned or credited;

(ix)	for Lead Bullion, the average of the LME Settlement Price for lead in the case of LME lead bullion or the COMEX most nearby spot price in the case of return of COMEX lead or the equivalent, in each case for the calendar quarter in which such Refined Lead is returned or credited to the account of Grantor or its Affiliates by such smelter, refinery or other treatment facility; and

(xvi)	for Other Refined Products, the average LME prices (or other reliable price source) for such Other Refined Product for the calendar quarter in which such Other Refined Product is so returned or credited.

(b)	If any insurance proceeds are paid to Grantor and/or its Affiliates for any loss or damage to the Intermediate Products prior to receipt at the relevant refinery, smelter or other treatment facility, Grantor shall treat such insurance proceeds as revenue in lieu of Deemed Receipts.

(c)	Grantor shall determine the average price for the calendar quarter by dividing the sum of the applicable daily prices posted during the relevant calendar quarter by the number of days that prices were posted. Grantor shall obtain the posted price: (i) in the case of LME Grade “A” copper cathode or COMEX Grade Copper, LME Lead Bullion or COMEX Lead Bullion or Other Refined Products, from Platt’s Metals Price Alert, Metals Week Monthly

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Averages for the applicable period or Metals Bulletin, but corrected to the official quotations of COMEX or the LME in the event of printing errors, and (ii) for other prices, The Wall Street Journal, Reuters, or other reliable source selected by Grantor.

(d)	If the LME Settlement Price for Grade “A” Copper Cathode, or the COMEX most nearby spot price for High Grade Copper, the London Bullion Brokers Gold Price (P.M.), the London Bullion Brokers Silver Price, the LME Settlement Price for Lead Bullion or the COMEX most nearby spot price for Lead Bullion or other relevant LME prices, as the case may be, ceases to be published, the Parties shall agree upon a similar alternative method for determining the average daily spot market price for Refined Copper, Gold Bullion, Silver Bullion, Lead Bullion or Other Refined Products, as the case may be, or upon failure to so agree, Grantor may reasonably determine the average of the daily LME settlement prices during such period.

(e)	In the case where an Intermediate Product is distributed to an Affiliate of Grantor and such Intermediate Product is converted by such Affiliate or a third Person on behalf of such Affiliate to a Refined Product meeting the standards for determining Deemed Receipts as set forth in this subsection, then for purposes of calculating Deemed Receipts such Refined Product will be deemed produced, and the Deemed Receipts received by Grantor in the calendar quarter in which the Refined Product is made available to the Affiliate by the smelter or refinery.

Effective Interest Rate means a rate per annum equal to the Prime Rate in effect on the first Business Day of each calendar month, plus two percent. The Effective Interest Rate is determined for each full or partial calendar month that interest accrues under any obligation to which it applies pursuant to this Agreement, and applies to all interest obligations accruing in such month.

Encumber means mortgage, pledge, hypothecate, grant a security interest in or otherwise encumber.

GAAP means generally accepted accounting principles in the United States applied on a consistent basis.

Intermediate Products means concentrates (including leachates, precipitates, and other concentrates), doré, and other intermediate products, if any, produced from Raw Products, but not including cathode or other Refined Products.

Net Smelter Returns means the Receipts less the Allowable Deductions pertaining to such Receipts, in each case for the applicable calendar quarter.

Net Smelter Returns Royalty means the production royalty granted pursuant to this Agreement calculated by the amount of Net Smelter Returns for the applicable period, multiplied by the Royalty Percentage for the applicable period.

Party means each of the parties named in the preamble.

Permitted Treatment Costs means the costs and charges incurred by Grantor for the production of Refined Products from Intermediate Products in refineries, smelters, electrowinning facilities and similar facilities owned by Grantor or its Affiliates, as such costs and charges are established on an arms-length basis based on the costs and charges including without limitation treatment charges, penalties, metals losses, and other costs and deductions that would be made by such treatment facilities pursuant to the then generally prevailing world terms for the production of

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Refined Products from such Intermediate Products supplied by a non-Affiliated third party having like kind, quantity, quality and grade and with appropriate adjustments for freight, and as the same is agreed by the Parties on an annual basis, or if the same cannot be agreed by the Parties in advance, as established on an annual basis pursuant to the Referee Procedures in Section 5.3 below.

Person means an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, firm, estate, governmental authority or any agency or political subdivision thereof, or other entity.

Physical Product Receipts means revenues received by Grantor for any Raw Products. Intermediate Products, or Refined Products sold by Grantor, excluding revenues for any Products described in the definition of “Deemed Receipts”, including any and all other minor metals sold from ore mined from the Property, such as molybdenum, tin, etc. that are not sufficiently refined to meet either the definition of Refined Products or other LME good delivery standards. Grantor shall determine the amount of such revenues as follows:

(a)	if Raw Products or Intermediate Products are sold to a smelter, refinery or other purchaser (other than Grantor or Affiliates of Grantor) or are distributed to an Affiliate but are not converted by or for such Affiliate into Refined Products meeting the requirements in the definition of “Deemed Receipts” as provided above, then the amount of Physical Product Receipts with respect to such Raw Products or intermediate Products equals the amount of net revenues actually received by Grantor from the physical sale of such Products to the smelter, refiner or other purchaser of Products, including any bonuses, premiums, and subsidies. In the case where such Raw Products or Intermediate Products are distributed in kind to an Affiliate of Grantor and then are sold without further processing by or for such Affiliate, such sale will be deemed to be a sale by Grantor for the purposes of making the calculations in this subsection and the revenues from such sale will be deemed to have been received by Grantor. Notwithstanding this paragraph (a), if the revenues received or deemed to be received by Grantor in respect of a distribution to an Affiliate pursuant to this paragraph (a) are less than the fair market value of such Products, then the amount of Physical Product Receipts will be deemed to be the fair market value of such Products;

(b)	if Raw Products or Intermediate Products are distributed to an Affiliate in any transaction that is not covered by either paragraph (a) above or the definition of Deemed Receipts such as in the case where the Affiliate consumes such Raw Products or Intermediate Products in its own operations, then in such event the revenues attributed to Grantor with respect to such Products equals the fair market value price that would otherwise be received from a third Party in an arm’s length transaction for the sale of such Raw Products and/or Intermediate Products;

(c)	Grantor shall reasonably determine such fair market value on the basis of world terms from, if applicable, custom smelters in North or South America, Japan, Korea or Europe to which such Products would otherwise be shipped and processed, for like kind, quantity, quality and grade of such Products on an annual basis; and

(d)	in lieu of setting the fair market value price for such Products based on the above, Grantor or Royalty Holder may elect, by notice in writing to the other, to establish such price by referee pursuant to Section 5.3 of this Agreement.

Prime Rate means, rounded to the fourth decimal place:

(a)	the London Inter Bank Offered Rate (LIBOR) for the 90-day period as quoted on the

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Reuter’s Screen LIBO;

(b)	in the event the LIBOR rate ceases to be published on the Reuter’s Screen LIBO, the Secured Overnight Financing Rate (SOFR) as published on the Federal Reserve Bank of New York’s website; or

(c)	such other regularly published rate as the Parties may mutually agree.

Products means Specimen-Grade Minerals, Raw Products, Intermediate Products and Refined Products produced from all ores extracted, mined and removed from the Property, it being the intent that all commercially saleable metallic products produced from ores mined from the Property and that generate revenues to Grantor be included in this Agreement, including without limitation, all saleable precious metals, copper, zinc, lead, manganese, molybdenum, rare earth elements, and other metallic products produced and sold from the Property, and that the sales of the same is covered either as Deemed Receipts or Physical Product Receipts. Products does not include any material mined and removed from the Property for use by Grantor for roads, foundations, concrete or other construction or industrial uses relating to the Property or material that is processed that did not originate from the Property, and shall not include any material that is not recovered for commercial sale from ores extracted from the Property.

Property means all real property interest of any kind held by Grantor including, without limitation, the fee mineral property, federal unpatented mining claims, state mining claims, federal mineral leases, state mineral leases, and fee mineral leases, as described more fully on Exhibit 1, including any renewals, extensions, amendments, replacements or improvements thereon made by Grantor, and such term also includes any mineral tenure or real property interests acquired from any third Person inside the boundaries of the Property as well as the additional properties later acquired by Grantor or its Affiliates as provided in Subsection 6.9(a)(ii).

Raw Products means ore produced from the Property in the form of run of mine ore, direct shipment ore and other similar crude or raw ore produced from the Property without further processing other than crushing.

Receipts equals the sum, without duplication, of all payments, value and/or credits received by Grantor or its Affiliates or assignees for Products removed from the Property. This includes, without limitation, Physical Product Receipts and Deemed Receipts for the applicable calendar quarter. Receipts does not include any revenue or losses from any Trading Activities.

Refined Products means Gold, Silver, Lead, Copper, and Zinc Bullion and Other Refined Products produced from Intermediate Products through refining and/or smelting or equivalent treatment operations.

Royalty Percentage means, for any applicable calendar quarter, 2.0% of Net Smelter Returns.

Specimen-Grade Minerals means aesthetically valuable minerals extracted from the Property that are suitable for museum-quality collections or private collectors due to their size, shape, color, crystal form, or rarity. These minerals are distinct from commercially viable ores and are typically sold at a premium for their visual and collector value.

Trading Activities means any and all price hedging and price protection activities undertaken by Grantor or its Affiliates with respect to any Products, raw materials, interest rates or currency exchanges including without limitation, any forward sale and/or purchase contracts, spot- deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts,

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both on and off commodity exchanges. Grantor may not take into account such Trading Activities, and the profits and losses generated thereby, in the calculation of royalties due to Royalty Holder, whether in connection with the determination of price, the date of sale, or the date any royalty payment is due. Royalty Holder acknowledges that Grantor and its Affiliates engaging in Trading Activities may result in Grantor and its Affiliates realizing fewer or more profits for Products than does Royalty Holder, since Royalty Holder’s royalty is established by published prices, in the case of Refined Products described in the definition of Deemed Receipts and the sales price of the physical commodity to be delivered, in the case of other Physical Product Receipts. Similarly, Royalty Holder is not obligated to share in any losses generated by any such Trading Activities with respect to the sales of any Refined Products.

Transfer means any sale, grant, assignment, conveyance or other transfer.

$ means United States dollars.

Exhibits. Exhibit 1, Exhibit 2, and Exhibit 3 are attached hereto and incorporated herein and form part of this Agreement.

2.	GRANT, COMPUTATION AND PAYMENT OF NET SMELTER RETURNS

2.1	Grant of Royalty

Grantor hereby grants to Royalty Holder the Net Smelter Returns Royalty in perpetuity. Grantor shall evidence the grant of the Net Smelter Returns Royalty to Royalty Holder through a form of recordable deed similar to the form attached hereto as Exhibit 3 (Deed), which Deed shall be recorded against the Property in the public records of the county in which the Property is located. Grantor further agrees to evidence the grant of the Net Smelter Returns Royalty to the Royalty Holder through additional deed(s) substantially in the form attached hereto as Exhibit 3 for all additional properties later acquired by Grantor or its Affiliates and subject to the Net Smelter Returns Royalty herein as provided in Subsection 6.9(a)(ii) which additional Deed(s) may be recorded against the Property in the public records of the county in which the Property is located.

2.2	Computation

To compute the Net Smelter Returns Royalty, Grantor shall multiply the Net Smelter Returns by the applicable Royalty Percentage in each case for the immediately preceding calendar quarter.

2.3	Payments

When Net Smelter Returns Royalty payments are due and owing under this Agreement, Grantor shall pay Royalty Holder a payment equal to the Net Smelter Returns Royalty computed under Section 2.1 within 45 days after the end of the calendar quarter for which such computation is made, and shall deliver with such payment a copy of the calculations used in connection with such payment. Grantor shall correct any overpayments or underpayments in the next calendar quarter payment following determination of such adjustment. Grantor shall deliver with such payment a copy of the calculations used in connection with such payment.

2.4	Buy-Out Provision

Grantor shall reserve the exclusive right to buy out the full interest in the NSR granted to Royalty Holder (or its successor(s)) for a total sum of $7,500,000. The buy-out price of $7,500,000 shall remain fixed for the first ten (10) years following the effective date of the NSR Agreement.

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Thereafter, beginning on January 1 of 2035, the buy-out price shall be adjusted annually based on the percentage change from the prior year in the Consumer Price Index for All Urban Consumers (CPI-U) for the West Region, as published by the U.S. Bureau of Labor Statistics, or the most similar index available at that time. At the option of the Royalty Holder (or its successor(s)), the buy-out may be effectuated by Royalty Holder (or its successor(s)) forming a new LLC (“New Co.”) or other similar limited liability entity in a jurisdiction of Grantor’s choice, and transferring the NSR to that New Co., and the New Co. to Grantor. Said transfers shall be completed within 90 days of written notice by Grantor to Royalty Holder (or its successor(s)) of its exercise of the buyout option and identity of the selected jurisdiction and any Net Smelter Returns Royalty payments due during that 90-day period shall remain owed and be paid to the Royalty Holder (or its successor(s)). At the sole option of the Royalty Holder (or its successor(s)), the buy-out amount may be paid by the Grantor over as many as ten (10) animal payments, with five (5) percent annual interest due and paid quarterly on the remaining balance.

If the Royalty Holder elects to receive the buy-out price through structured payments, such payments shall be formalized through a promissory note or its equivalent, as agreed upon by the Parties. Upon execution of the promissory note or equivalent instrument, the Royalty shall be deemed fully extinguished and reduced to zero, and Grantor shall have no further royalty obligations to Royalty Holder, provided that Grantor fulfils its payment obligations under the terms of the promissory note or its equivalent.

Furthermore, upon completion of the buy-out as set out in this Section 2.4, whether through a lump sum payment, or promissory note or its equivalent, all rights and obligations of both the Grantor and Royalty Holder under this Agreement shall terminate in their entirety.

2.5	Right of Offer for Specimen-Grade Minerals

The Royalty Holder shall have the right of first offer to purchase up to 5% of all Specimen-Grade Minerals extracted from the Property by the Grantor. This right shall apply to each extraction or collection of such minerals.

(a)	Offer and Acceptance Process

(i)	The Grantor shall notify the Royalty Holder in writing whenever Specimen-Grade Minerals are identified for potential sale. The notification shall include a detailed description of the minerals, along with the proposed sale price and any other relevant terms.

(ii)	The Royalty Holder shall have 30 days from receipt of the notification to exercise their right to purchase up to 5% of such Specimen-Grade Minerals by delivering written notice of acceptance to the Grantor.

(iii)	If the Royalty Holder fails to respond within the 30-day period, the Grantor may proceed with the sale of the Specimen-Grade Minerals to any third party under the same terms and conditions originally offered to the Royalty Holder.

(b)	The purchase price for any Specimen-Grade Minerals shall be determined by fair market value, taking into account factors such as rarity, aesthetic quality, and market demand for similar collector-grade minerals.

(c)	The exercise of this right by the Royalty Holder shall not interfere with the Grantor’s operations, and the identification and collection of Specimen-Grade Minerals shall remain at the sole discretion of the Grantor.

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3.	ACCOUNTING MATTERS

3.1	Accounting Principles

Grantor shall determine all Receipts and Allowable Deductions by the accrual method and apply GAAP in that determination.

4.	OPERATIONS

Grantor has sole authority to make all decisions concerning methods, the extent, times, procedures and techniques of, and all decisions whether to conduct, any (i) exploration, development and mining related to the Property, (ii) leaching, milling, processing or extraction treatment and (iii) materials to be introduced on or to the Property or produced therefrom and all decisions concerning the sale or disposition of Products from the Property. For certainty, Grantor shall have no obligation whatsoever to conduct any exploration, development or mining activities on or related to the Property.

5.	AUDITS AND DISPUTES

5.1	Disputes

Royalty Holder waives its right to object to a payment made for any calendar quarter, unless it provides notice in writing (Objection Notice) of such objection within 180 days after receipt of final payment or adjustment for the calendar quarter.

5.2	Audit

Royalty Holder shall have a right to audit and inspect Grantor’s accounts and records used in calculating payments to Royalty Holder hereunder. Upon written notice, Royalty Holder may elect to have an independent firm of certified public accountants audit all the records that relate to the calculation of the Net Smelter Returns Royalty within 60 days of Grantor’s receipt of an Objection Notice under Section 5.1 hereof. Any calculation not so audited will be deemed final and not thereafter subject to audit or challenge. If such an audit shows a greater than five (5) percent discrepancy in the Net Smelter Returns Royalty payment(s) in favour of the Royalty Holder, Grantor shall pay to Royalty Holder that discrepancy amount plus fifteen (15) percent and the reasonable costs of the audit.

5.3	Referee Procedures

The following procedures apply exclusively to any disagreement between the Parties with respect to the fair market value of a Product in determining Physical Product Receipts or in the Permitted Treatment Costs.

(a)	The Parties shall ensure that any Person appointed as a referee is independent of either Party, of sound commercial background and knowledgeable of the metals and concentrates markets. Within 30 days after a Party gives notice of a dispute subject to this Section 5.3, each Party shall submit to the other Party a list of five People to serve as referee. No Person who has been an employee of either Party or any of their respective Affiliates is eligible to act as a referee.

(b)	The Parties shall attempt to agree on a single suitable referee from the lists described in subsection 5.3(a) within 10 Business Days after both Parties have submitted such lists to

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the other Party. If the Parties are unable to agree on the appointment of the single referee within such 10 Business Days, then either Party may seek appointment of the referee by petition to the Montana District Court for Silver Bow County. The Parties shall pay equally the costs of any agreed or appointed referee.

(c)	Each Party shall submit its respective position as to the commercial terms to the referee(s) and to the other Party within 10 Business Days after the referee(s) has (have) been appointed. The Parties then have a further 10 Business Days to review the other’s submission and to submit a written rebuttal to the referee (the Submission Period). To the maximum extent practical, the Parties shall submit terms based on the world terms for equivalent products of like kind, quantity, quality and grade (or appropriately adjusted to deemed equivalents) as determined at the time of such negotiations by reference to then current international transactions and agreements for the sale of similar products between major mines and custom smelters located in Japan, Korea, North and South America and Western Europe under other long term contracts with a duration of at least 12 months. The referee(s) may not consider contracts between buyers and sellers of concentrates in which one party is a majority owner of or is able to exercise Control over the other, or to terms or special elements contained in a contract that are the product of the financing arrangements for the particular mine or smelter involved. Rather, the referee(s) may consider only those contracts of like kind, quantity quality and grade, insofar as possible, and any applicable adjustments shown. The referee(s) shall consider, however, the quantity of precious metals contained in such Products and to the lack or presence of, deleterious and penalty elements and applicable allowances and adjustments for freight.

(d)	Within 20 Business Days after expiry of the Submission Period, the referee(s) shall determine any such issue by selecting one of the two positions advanced by the Parties.

(e)	The decision of the referee governs for the calendar quarter in question; provided, however, at the request of either Party, the referee may establish a methodology for establishing the fair market value of such Products for the calendar year. If the referee(s) establish(es) such a methodology, the Parties shall apply that methodology for the entire calendar year and retroactively to the period for which the Parties were to have reached agreement. The referee may apply the methodology for the following calendar years, but not to exceed two calendar years.

6.	GENERAL

6.1	Records

Grantor shall keep and retain for not less than three years accurate records of tonnage, comingling per Section 6.6, surveying, volume of Products, analyses of Products, weight, moisture, assays of payable metal content and other records, as appropriate, related to the computation of Net Smelter Returns hereunder.

6.2	Site Visits

Neither Royalty Holder nor any of its representatives shall be permitted to enter upon any portion of the surface or sub-surface of the Property without the prior written consent of Grantor, which may be withheld in its sole discretion. Notwithstanding the above, the Parties agree that as long as Lane F Holdings LLC or any of its Affiliates remains the Royalty Holder, Royalty Holder will have the right to visit the Property quarterly. For that purpose, upon not less than fifteen (15) Business Days’ notice to Grantor, no greater than two authorized representatives of the Royalty Holder, may,

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under the direction and control of Grantor, visit the Property for a tour of operations, whereupon it will be permitted to enter upon all areas of the Property unless Grantor determines, on a reasonable basis, there exists operational or safety conditions that warrant exclusion of certain areas.

However, upon any transfer or assignment of the Agreement to a third party that is not an Affiliate of Lane F Holdings LLC, the right to site inspections shall be limited to once annually, with the same notice and operational requirements as specified above.

Any visit pursuant to the above shall, unless the Parties mutual agree, be requested and made at reasonable times during only Business Days and business hours from 8:30 am up to 18:00 pm (local time), and provided that such visit does not interfere with Grantor’s operations or safety of such operations. With respect to such access, Grantor shall not have any liability for any personal injuries including death or for any damage to the property of Royalty Holder or its representatives.

Royalty Holder shall indemnify and hold harmless Grantor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any claims, losses, liabilities, obligations, debts, damages, prosecutions, judgments. fines, penalties, costs or expenses (including reasonable costs, fees and expenses of legal counsel) which may be imposed upon, asserted against or incurred by any of them by reason of injury to Royalty Holder or any of its agents or representatives caused by Royalty Holder’s exercise of its rights herein, including any injury or death resulting from the negligence of Grantor or its Affiliates on the Property. The indemnity in this Section 6.2 survives expiration or earlier termination of this Agreement.

6.3	Notices.

(a)	The Parties shall send all notices and other required communications under this Agreement (“Notices”) in writing and addressed as follows:

If to Grantor:

Blackjack Silver Corp.
[**+]

If to Royalty Holder:

Lane F. Holdings
[**+]

(b)	All Notices shall be given:

(i)	by personal delivery or delivery by commercial courier to the addressee;

(ii)	by electronic communication; or

(iii)	by registered or certified mail return receipt requested.

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(c)       All Notices shall be effective and shall be deemed delivered:

(i)	if by personal deli very or commercial courier on the date of delivery on a Business Day before 5:00pm local time (in the place of delivery), and, if not delivered on a Business Day before 5:00pm local time (in the place of delivery), on the next Business Day following delivery;

(ii)	if by electronic communication, on the date of delivery if delivered on a Business Day before 5:00pm local time (in the place of delivery), and. if not delivered on a Business Day before 5:00pm local time (in the place of delivery), on the next Business Day following delivery; and

(iii)	if solely by mail on the next Business Day after actual receipt.

(d)	A Party may change its address or designated recipient by Notice to the other Party.

6.4	Payments

Grantor shall make all payments to Royalty Holder by bank check or wire transfer in immediately available funds to a bank account as designated by Royalty Holder in writing; provided, however, that Grantor will not be in default and the time for making such payment will be extended, if at the time such payment is otherwise due, wire transfer facilities are not available for any reason, so long as Grantor makes payment as soon as practicable after wire transfer facilities become available. Grantor may rely on wire transfer instructions purported to be provided by Royalty Holder and is not responsible for any payment made to an incorrect wire transfer account by reason of such reliance. Grantor is not required to inquire into the scope of authority of the person purporting to act on behalf of Royalty Holder. If any dispute arises with respect to a proper payment, Royalty Holder may make such payment by depositing the same into an escrow account pending resolution of the dispute, and such deposit will toll any interest charges for late payment. Any payment not otherwise made when due bears interest at an annual rate of interest equal to the Prime Rate plus two percent, which accrues from the date due until the date paid.

6.5	Confidentiality

(a)	Except as provided in Section 6.5(b), Royalty Holder may not disclose to any third party or the public any information and data provided to Royalty Holder under the terms of this Agreement without the prior written consent of Grantor, which consent Grantor may withhold in its sole discretion.

(b)	The consent required by Section 6.5(a) does not apply to a disclosure:

(i)	By Royalty Holder to a potential successor of all or any significant portion of its interests under this Agreement, or to a potential successor by consolidation or merger, or to a proposed joint venture or partnership in which such Royalty Holder may become a participating partner or venturer (but subject to the obligations of confidentiality herein);

(ii)	To an Affiliate or representative of Royalty Holder that has a bona fide need to be informed (but subject to the obligations of confidentiality herein);

(iii)	To any person, including a governmental agency or to the public, if such disclosure is required by applicable law or the rules of any stock exchange; or

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(iv)	Made in connection with litigation involving Royalty Holder where such disclosure is required by the applicable tribunal or is, on the advice of counsel for Royalty Holder, necessary for the prosecution of the case, but subject to prior notification to Grantor to enable Grantor to seek appropriate protective orders.

(c)	Prior to any disclosure described in Subsections 6.5(b)(i) or 6.5(b)(ii), such third party shall first agree to protect the confidential information from further disclosure to the same extent as Royalty Holder is obligated under this Section 6.5.

(d)	The text of any public announcements or statements including news release that Royalty Holder is permitted to make pursuant to this Section 6.5, shall be made available to Grantor not less than five Business Days prior to publication and Grantor may make suggestions for changes therein. If Grantor is identified in any such public announcement or statement, Royalty Holder shall not release the same without the consent of Grantor in writing.

(e)	In providing its approval of a public announcement or statement, Grantor does not thereby assume any liability or responsibility for the contents thereof, which is the sole responsibility of Royalty Holder, and Royalty Holder shall indemnify, defend and save Grantor harmless from any costs and liabilities it may incur in that regard. This provision survives expiration or earlier termination of this Agreement.

(f)	Notwithstanding anything contained in this Agreement to the contrary, Royalty Holder may not disclose any geological, engineering or other data to any third party without disclosing the existence and nature of any disclaimers that accompany such data and the requirements of applicable law or regulation or rules of the applicable stock exchange for public reporting, as the case may be.

6.6	Commingling

Grantor may commingle ore, concentrates, minerals and other material mined and removed from the Property from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that Grantor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, Grantor may use any procedures accepted in the mining and metallurgical industry that it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures is final and binding on Royalty Holder. In addition, Grantor may use comparable procedures to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material and all other costs that would constitute Allowable Deductions.

6.7	Change in Ownership of Right to Net Smelter Returns Payments

(a)	Royalty Holder may only Transfer its rights and interest in and to the Net Smelter Returns Royalty and this Agreement pursuant to this Section 6.7.

(b)	Royalty Holder may not Transfer, or agree to Transfer, less than all of its rights and interests in or with respect to the Net Smelter Returns Royalty or this Agreement, without the prior written consent of Grantor, which consent Grantor may withhold in its sole discretion.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(c)	Royalty Holder may not transfer or assign any of its rights and interest in and to the Net Smelter Returns Royalty and this Agreement without obtaining from the transferee, and delivering the same to Grantor, an agreement in writing in favour of Grantor whereby the transferee assumes the obligations of Royalty Holder and is bound by the contractual terms of this Agreement.

(d)	No change or division in the ownership of the Net Smelter Returns Royalty, however accomplished, enlarges the obligations or diminish the rights of Grantor.

(e)	No change or division in the ownership of the Net Smelter Returns Royalty is binding on Grantor until Grantor receives a certified copy of the instrument evidencing the change or division in ownership.

(f)	Royalty Holder covenants to ensure that any change in ownership of the Net Smelter Returns Royalty is accomplished in such a manner that Grantor is required to make payment and give notice to no more than one Person, and upon breach of this covenant. Grantor and its Affiliates may retain all payments otherwise due in escrow until the breach has been cured.

6.8	Transfer of Property

If Grantor Transfers all or any portion of its interest in the Property, upon obtaining from the transferee a written assumption of the obligations of Grantor pursuant to this Agreement with respect to the interest so Transferred, Grantor will thereupon be relieved of all liability for payment of royalties under this Agreement for any royalties that may thereafter arise with respect to such transferred interest. Grantor may not transfer or assign any of its rights and interest in and to the Property without obtaining from the transferee, and delivering the same to Royalty Holder, an agreement in writing in favour of Royalty Holder whereby the transferee assumes the obligations of Grantor and is bound by the contractual terms of this Agreement.

(a)	No change or division in the ownership of the Property, however accomplished, enlarges the obligations or diminish the rights of Grantor.

(b)	No change or division in the ownership of the Property is binding on Grantor until Grantor receives a certified copy of the instrument evidencing the change or division in ownership.

(c)	Grantor covenants to ensure that any change in ownership of the Property is accomplished in such a manner that Royalty Holder is required to make perform any obligations hereunder and give notice to no more than one Person, and upon breach of this covenant, Royalty Holder may continue to perform and give notices to the original until the breach has been cured.

Abandonment

Grantor may, from time to time, abandon or surrender or allow to lapse or expire any part or parts of any unpatented mining claims, state mining claims, or mining leases relating to or comprising part of the Property, in its sole discretion provided Grantor will not abandon or surrender, or allow to lapse or expire, any unpatented mining claims, state mining claims, or mining leases comprising part of the Property for the purpose of permitting any third party to re-stake such unpatented mining claim or state mining claim or acquire a new mining lease and thereby avoid or seek to avoid the Net Smelter Returns Royalty.

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

6.9	Real Property Interest

(a)        The Parties intend that the Net Smelter Returns Royalty attach to:

(i)	All real property interests of any kind presently owned by Ferry Lane Limited in Silver Bow County, Montana;

(ii)	All real property interests of any kind in Silver Bow County, Montana, Grantor or its Affiliates may in the future acquire in a or as a result or consequence of Grantor’s or its Affiliates mutual exchange with or otherwise acquired from the City-County of Butte-Silver Bow, Montana as contemplated under the “99 Year Lease of Real Property for Commercial Use,” dated November 1, 2013 attached hereto as Exhibit 2;

(iii)	any amendments, relocations adjustments, resurvey, additional locations or conversions of any unpatented mining claims, state mining claims or other mineral tenures comprising the Property; and

(iv)	any renewal, amendment or other modification or extensions of any leases of any real property interests comprising the Property.

(b)	The Parties intend that the Net Smelter Returns Royalty, to the extent allowed by applicable law, creates a direct real property interest in the Products and the Property in favour of Royalty Holder, provided that such interest will be satisfied in respect of any particular Products by payment to Royalty Holder of the Net Smelter Returns Royalty in respect thereof.

(c)	The Net Smelter Returns Royalty will run as a covenant with the title to the Property so that any grant, sale, Transfer, or conveyance of the Property, or any interest therein, shall be subject to the Net Smelter Returns Royalty and inure to the benefit of Royalty Holder, its successors, and assigns.

6.10	Rule Against Perpetuities

This Agreement and the Net Smelter Returns Royalty shall continue in perpetuity.,. The Parties do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the AIienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court may reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

6.11	Memorandum

The Deed shall serve as a memorandum of this Agreement and may be recorded by Royalty Holder. This Agreement shall not be recorded.

6.12	No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership, joint venture or any other form of common endeavor or association between the Parties. Nothing herein

FORM OF NSR ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

contained will be deemed to constitute a Party the partner, agent or legal representative of the other Party. The obligations and liabilities of the Parties will be several and not joint and none of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of any other Pruty.

6.13	Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the sole cost and expense of the Party requesting such further instrument document or action.

6.14	Void or Invalid Provision

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

6.15	Governing Law and Attornment

The Parties intend that this Agreement be construed and enforced in accordance with, and the rights of the parties be governed by, the laws of the State of Montana, without regard to principles of conflicts of law that would impose a law of another jurisdiction.

6.16	Binding Effect

All covenants conditions and terms of this Agreement benefit and run as a covenant with the Property and bind and inure to the benefit of the Parties hereto and their respective successors, successors by merger, and any permitted assigns.

6.17	Counterparts

The Parties may sign this Agreement in counterparts and by electronic exchange of signatures, each of which will be deemed an original and together constitutes a valid and binding agreement.

The Parties have executed this Agreement as of the Effective Date.

For Blackjack Silver Corporation, an Ontario corporation and	Lane F Holdings, LLC, A Wyoming Limited Liability Company

Ferry Lane Limited, a British Virgin Island corporation

By:	/s/ Travis Naugle	By:	/s/ R. Allan Payne

Print Name:	Travis Naugle	Print Name:	R. Allan Payne

Title:	CEO	Title:	Member

FORM OF NSR ROYALTY AGREEMENT

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EXHIBIT 1

THE PROPERTY

[REDACTED]

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EXHIBIT 2

99 YEAR LEASE WITH THE CITY-COUNTY OF BUTTE-SILVER BOW, MONTANA DATED
NOVEMBER 1, 2013

[INSERT 99 YEAR LEASE HERE]

EXHIBIT 2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE OF REAL PROPERTY FOR COMMERCIAL USE

ARTICLE I
FUNDAMENTAL LEASE PROVISIONS, EXHIBITS,
LEASED PREMISES AND TERM

Section 1.01 - Fundamental Lease Provisions

Effective Date of Lease:	November 1, 2013

Landlord:	New Butte Leasing, LLC

Tenant:	City-County of Butte-Silver Bow, Montana 155 W. Granite Street Butte, MT 59701

Lease Term:	99 years

Yearly Rent:	$1.00 per year

Permitted Uses:	Any improvements and storage related to Lessee’s operations, including the erection of a building to house a fire truck

Leased Premises:	Surface only of property located at 900 Lexington Street, Butte, Montana, legally described as follows:

(a) Lots 4-8, 12-15 in Block 10 of the unofficial Manzenille Addition, Section 11, Township 3 North, Range 8 West, M.P.M., Butte-Silver Bow County, Montana (“Leased Premises’’); and

(b) An easement over an additional parcel of approximately 1,598 sq. feet of the Lost Fraction Lode Mineral Survey No. 6831, Section 11, Township 3 North , Range 8 West, M.P.M., Butte-Silver Bow County, Montana (“Easement Parcel”);

See Appendix A attached hereto for a description and illustration of the Leased Premises and Easement Parcel

Section 1.02 - Leasing Agent

Landlord is the exclusive leasing agent for the record owner of the Leased Premises and Easement Parcel. City-County of Butte-Silver Bow, Montana is a municipal corporation and political subdivision of the State of Montana, which has established a fire department comprised of both paid and volunteer members that includes the members of the Big Butte Voluntary Fire Department.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Section 1.03 - Leased Premises and Easement Parcel

Landlord does hereby demise and lease unto Tenant and Tenant hereby leases from Landlord the above-described real property situated in Butte, Montana (herein referred to as “Leased Premises”). Landlord specifically reserves the right to mine the subsurface underlying the Leased Premises and Tenant’s leasehold interest and rights hereunder shall not extend or be interpreted as disturbing, displacing or preventing that right to mine.

Section 1.04 - Term, Commencement Date, and Exchange

The term of this Lease shall be for ninety-nine years, commencing on November 1, 2013 and terminating October 31, 2112, unless otherwise terminated under this Lease or by operation of law. Notwithstanding said term, the Landlord and the Tenant desire to effectuate a mutually agreeable exchange of real property, whereby the Leased Premises would be exchanged for a parcel or parcels of real property owned by the Tenant (“Transfer Parcel(s)”) to facilitate the Landlord’s potential mining operations within Butte-Silver Bow County. Therefore as consideration for this lease when the Landlord notifies the Tennant of the identity of Transfer Parcel(s) the Tennant agrees to use its best good faith efforts to effectuate the desired transfer. Both parties acknowledge that if the relative fair market values of the Leased Premises and Transfer Parcel(s) are not substantially equal, the value of that difference will have to be reasonably determined between the parties and a monetary transfer equal to that difference made to the party with the more valuable parcel(s). Upon such a mutually agreeable exchange, this Lease shall terminate.

Section 1.05 - Termination

If at any time, Tenant no longer desires to lease the Leased Premises, then Tenant shall provide Landlord with at least ninety (90) days written notice and shall thereafter be relieved of any obligations hereunder. If the Lease is terminated by an exchange, as provided in Section 1.04, then the easement granted hereunder across the Easement Parcel shall run with the Leased Premises, otherwise said easement terminates with the termination of this Lease.

ARTICLE II
CONDITIONS

Section 2.01 - Condition of Leased Premises

Tenant leases the property “AS IS” and Tenant has inspected and knows the condition of the Leased Premises and accepts the Leased Premises as sufficient for Tenant’s intended use. Neither Landlord nor any person or agent on behalf of Landlord has made any representation, statement, or warranty, express or implied, as to the condition of the Leased Premises or as to the use that may be permitted by ordinance or otherwise of the Leased Premises. Under no circumstances shall the Landlord be liable for any defect or condition in the Leased Premises or for any limitations on its use.

Section 2.02 - Real Estate and Personal Property Taxes and Assessments

During the term of this Lease, and any extensions thereof, Tenant shall pay all taxes and assessments levied upon and against the Leased Premises and due during the term of the Lease. Such taxes shall be paid no later than their due date. In the event that Tenant does

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

not pay the taxes or other fees, Landlord, in addition to other rights, shall have the right to pay the same and any such payments plus 10 percent (10%) shall be paid to Landlord by Tenant hereunder and due within ten (10) days of written notice of same by Landlord.

Section 2.03 - Insurance

Tenant shall carry and maintain property insurance sufficient to replace any improvements Tenant erects on the Leased Premises and to replace all of Tenant’s personal property and the personal property of others stored thereon. Further, Tenant shall maintain liability insurance of sufficient amount to cover foreseeable injuries that may occur due to Tenant’s activities on the Leased Premises and shall have the Landlord and its principal Ferry Lane Ltd. named as an additional insureds.

Section 2.04 - Utilities and Zoning

Landlord authorizes Tenant to arrange for the installation of utilities (e.g. electric, gas, water, sewer) for the Leased Premises but Landlord shall have no liability or expense for providing or installing any utility of any kind to the Leased Premises, or for paying for any service or utility product therefrom. Any infrastructure for utilities on the Leased Premises shall remain on the Leased Premises after Tenant vacates the Leased Premises.

Landlord will cooperate with Tenant in applying for any conditional or special use permits related to Tenant’s intended use of the Leased Premises.

ARTICLE III
USE AND MAINTENANCE OF LEASED PREMISES

Section 3.01 - Landlord’s and Tenant’s Obligations for Maintenance

Landlord shall have no obligation to improve or maintain the Leased Premises. Landlord shall not be called upon to make any improvements or repairs of any kind upon Leased Premises or any appurtenances. The Leased Premises shall at all times be kept in good order, condition and repair by Tenant, and shall also be kept in a clean, sanitary and safe condition in accordance with the laws of the State of Montana, and in accordance with all building codes, zoning codes, directions, rules and regulations of the health officer, fire marshal, building inspector or other proper officers of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all such requirements at its sole expense.

Tenant shall permit no waste, damage or injury to the Leased Premises by Tenant or invitees of Tenant. Tenant shall promptly comply with all laws, ordinances, and lawful orders and regulations affecting the Leased Premises hereby leased, and the cleanliness, safety, occupation and use of the same. Tenant shall not nor shall it allow others to use, store, or treat hazardous substances or toxic materials on the Leased Premises. Any and all equipment and materials stored on the Leased Premises shall be done in compliance with all applicable legal and regulatory requirements.

At the expiration of the tenancy created hereunder, or any extension thereof as provided in Section 12.01, Tenant shall surrender the Leased Premises in good, neat, and clean condition, reasonable wear and tear excepted. Tenant shall have no obligation to remove any of Tenant’s improvements on the Leased Premises.

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ARTICLE IV
SIGNS

Section 4.01 - General Signage

Any signs placed by Tenant on the Leased Premises or on improvements on the Leased Premises shall comply with all applicable ordinances and legal requirements.

ARTICLE V
IMPROVEMENTS

Section 5.01 - Removal of Tenant Improvements

Tenant is authorized to locate and erect such improvements as it deems fit for its operations, subject to all applicable zoning and building codes and other codes and legal requirements. All alterations, additions, improvements and fixtures (other than unattached movable trade fixtures and equipment) which may have been erected or installed by Tenant upon the Leased Premises may, at Tenant’s option, be removed or left upon the Leased Premises.

ARTICLE VI
INDEMNITY

Section 6.01 - Covenant to Hold Harmless

Tenant releases and agrees to indemnify and hold harmless Landlord from any and all claims for any injury or damages of any kind or nature to the persons or property in, upon, or about the Leased Premises from the negligent operations of said Tenant on the Leased Premises, provided, however, that nothing herein shall be construed as an agreement by Tenant to release, indemnify or hold Landlord harmless from liability for damage or injury to persons or property caused by the negligence, carelessness or intentional act of Landlord, Landlord’s agents, servants, or employees.

Tenant shall, during the term of this Lease, promptly remove or release by the posting of a bond as either required or permitted by law, any lien against the Leased Premises or any portion thereof arising by reason of any alleged fault or omission on the part of the Tenant, and shall save and hold Landlord harmless from or against any such lien and from any costs or attorneys’ fees incurred by Landlord in discharging such lien.

Section 6.02 - Tenant’s Obligation to Engage in Normal Use; Liabilities

Tenant shall not store any materials or property or do anything in or about said Leased Premises that are not within the normal use for which the Leased Premises are let, or which are not allowed by law.

An Appendix B is attached hereto. This Appendix and its provisions limiting Landlord’s liabilities are hereby incorporated in this Lease and made a part hereof.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

Section 7.01 - Consent

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Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises, without the prior written consent of Landlord, provided, however, Landlord’s consent shall not be required for transactions with an entity to which substantially all of Tenant’s assets are transferred. Tenant shall notify Landlord before any such transaction is consummated.

Landlord may assign this Lease without Tenant’s prior consent, provided that any such assignment by Landlord shall specifically be subject to the terms of this Lease and Tenant’s rights hereunder.

ARTICLE VIII
ARBITRATION

Section 8.01 - Arbitration

In the event of any dispute under this Lease agreement, other than Tenant’s obligation to pay any rent under paragraph 1.01, Landlord may agree that such dispute may be settled by a majority vote of a board of arbitration to be composed of three (3) members, one of whom shall be selected by the Tenant, one by the Landlord, and the third by the first two selected arbitrators. The decision of this board shall be final and binding. Tenant and Landlord will each pay the expense of the member they choose. All other expenses with respect to this paragraph will be shared equally by Tenant and Landlord. If either Landlord or Tenant refuses to proceed with arbitration, then the party willing to proceed with arbitration may proceed to exercise its respective rights at law or equity.

ARTICLE IX
ACCESS TO PREMISE

Section 9.01 - Right of Entry by Landlord

Landlord shall have the right to contact Tenant to arrange an inspection of the Leased Premises at a time mutually convenient to Landlord and Tenant.

ARTICLE X
DEFAULT

Section 10.01 - Right to Re-Enter

In the event of any failure of Tenant to pay any amount due hereunder or failure to perform any other duty herein within ninety (90) days after the same shall be due, or, with respect to Tenant’s default or failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant more than ninety (90) days after written notice of such default shall have been mailed or delivered to Tenant (and such default or failure remains uncured after thirty (30) days from the date such notice is mailed to or delivered to Tenant), or if Tenant shall abandon the Leased Premises, or suffers this Lease to be taken under any writ of execution, then Landlord, in addition to all other rights or remedies it may have, shall have the immediate right of reentry and may retake possession of the Leased Premises, including all improvements and fixtures and, at Landlord’s option, may remove all persons and property from the Leased Premises.

No waiver by Landlord of any default hereunder by Tenant shall be deemed a waiver as to any future default by Tenant.

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Section 10.02 - Legal and Arbitration, Expenses

In the event that at any time during the term of this Lease either the Landlord or the Tenant shall have the right to institute any action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, then, and in such event, the unsuccessful party in such action or proceeding shall reimburse the successful party for the reasonable expenses of such action and/or professional (including legal) fees and disbursements incurred by the successful party. Any arbitration expenses shall be handled in accordance with Section 8.01 - Arbitration.

ARTICLE XI
QUIET ENJOYMENT

Section 11.01 - Landlord’s, Covenant

Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord.

The above notwithstanding, Tenant understands and agrees that this Lease demises the surface only of the Leased Premises to Tenant and nothing in this paragraph shall be construed or interpreted as to limit the rights of others to explore for and extract minerals underlying the Leased Premises or other real property.

ARTICLE XII
HOLDING OVER, SUCCESSORS, ABANDONMENT

Section 12.01 - Holding Over

At the termination of the initial term, unless written notice is received by Landlord from Tenant, the lease shall automatically renew for an additional term of ninety-nine years. Any holding over after the expiration of the term hereof, with the express written consent of the Landlord, shall be construed to be a tenancy from year to year at the Rent herein specified and shall otherwise be on the terms and conditions herein specified, so far as applicable.

In case suit shall be brought for any unlawful detainer of the Leased Premises or for Tenant’s breach of any other condition herein, Tenant shall pay to Landlord a reasonable attorneys’ fee which shall be fixed by the Court, and such attorneys’ fee shall be deemed to have accrued on the commencement of the suit, and shall be paid upon successful completion of such suit by Landlord. Tenant shall be entitled to attorneys’ fees in the same manner if judgment is rendered for Tenant.

In the event that Tenant continuously fails to occupy or use the Leased Premises for five (5) years, this Lease shall be considered terminated.

ARTICLE XIII
MISCELLANEOUS

Section 13.01 - Waiver

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No covenant or condition of this Lease can be waived except by the written consent of the obligee, and forbearance or indulgence by the obligee in any regard whatsoever shall not constitute a waiver of the covenant or condition to be performed by obligor to which the same may apply and, until complete performance by obligor of said covenant or condition, obligee shall be entitled to invoke any remedy available unto it under this Lease or by law, despite said forbearance or indulgence. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant or any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental.

Section 13.02 - Notices

Whenever under this Lease a provision is made for notice, consent or approval of any kind, or notice be required by law, it shall be deemed sufficient notice and service thereof if such notice to Tenant is in writing and is sent by registered or certified mail with postage prepaid or by commercial overnight courier service, to City-County of Butte-Silver Bow, Montana Fire Department, 120 South Idaho, Butte, MT 59701; and if such notice to Landlord is in writing and is either (1) personally delivered to the offices of Landlord during regular business hours (c/o Doney Law Firm, 44 West Sixth Avenue, Suite 200, Diamond Block Building), or (2) is addressed to Landlord at P.O. Box 1185, Helena, MT 59624 and sent by registered or certified mail with postage prepaid, or by commercial overnight courier service. All parties hereby waive personal notice or any service other than as provided for hereunder. Each party may change the addresses for notice under this paragraph by written notice to the other party.

Section 13.03 - Captions and Section Numbers

The captions, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope of intent of such sections or articles in this Lease or in any way affect this Lease.

Section 13.04 - Recording

Tenant shall not record this Lease without prior written notification to Landlord; however, upon the request of either party hereto the other party shall join in the execution of a memorandum or so-called “short form” of this Lease for the purposes of recordation. Said memorandum or short form of this Lease shall describe the parties, the Leased Premises and the term of this Lease and shall incorporate this Lease by reference. Notwithstanding the foregoing, Landlord acknowledges that Tenant is a public entity and that the Lease may be deemed a public document. This section shall not be a limitation on Tenant to comply with any public records requirements.

Section 13.05 - Transfer of Landlord’s Interest

In the event of any transfer or transfers of Landlord’s interest in the Leased Premises, as hereinabove described, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer. However, the transfer of the Leased Premises to the transferee shall be expressly subject to this Lease.

Section 13.06 - Interest on Past Due Obligations

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Any Rent or other amount due from Tenant to Landlord hereunder which is not paid when due shall be increased by five percent (5%) as a late fee and thereafter the new sum shall accrue interest at the rate of ten percent (10%) compounded annually from the date due until paid. The payment of such interest by itself shall not excuse or cure any default by Tenant under this Lease.

Section 13.07 - Entire Agreement

This Lease, and any appendices, exhibits and riders attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between them other than those herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both.

Section 13.08 - Effective Date

The effective date of this Lease is November 1, 2013.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their authorized representatives on the day and year first written above.

LANDLORD:

New Butte Leasing, LLC
By:

/s/ Frank C. Crowley
Frank C. Crowley
Operating Manager

STATE OF MONTANA	)
: ss
County of Lewis and Clark	)

On this 17th day of October, 2013, before me, the undersigned, a Notary Public for the State of Montana, personally appeared FRANK C. CROWLEY, known to me to be the person whose name is subscribed to the within and foregoing instrument and acknowledged to me that he executed the same.

SUBSCRIBED AND SWORN to before me the day and year in this certificate first above written.

CERI A. COOPER NOTARIAL SEAL STATE OF MONTANA	CERI A. COOPER NOTARY PUBLIC for the State of Montana Residing at Helena, Montana My Commission Expires April 15, 2014	/s/ Ceri A. Cooper
Notary Signature

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TENANT:

CITY-COUNTY

/s/ MATT VINCENT
MATT VINCENT
CHIEF EXECUTIVE

ATTEST:

/s/ SALLY J. HOLLIS	BUTTE-SILVER BOW
SALLY J. HOLLIS
CLERK AND RECORDER	5-2-77
THE RICHEST HILL ON EARTH
APPROVED AS TO FORM:	STATE OF MONTANA

/s/ EILEEN JOYCE
EILEEN JOYCE
COUNTY ATTORNEY

STATE OF MONTANA	)
:ss.
County of Silver Bow	)

On this 12th day of November, 2013, before me, Nancy L. Barry, a Notary Public for the State of Montana, personally appeared MATT VINCENT and SALLY J. HOLLIS, known to me to be the Chief Executive and Clerk and Recorder, respectively, of the City and County of Butte-Silver Bow, a municipal corporation and political subdivision of the State of Montana, and acknowledged to me that they executed the written instrument on behalf of said municipal corporation.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

NANCY L. BARRY NOTARIAL SEAL STATE OF MONTANA	NANCY L. BARRY NOTARY PUBLIC for the State of Montana Residing at Butte, Montana My Commission Expires March 01, 2016
/s/ Nancy L. Barry
PRINTED NAME	Nancy L. Barry

NOTARY PUBLIC FOR THE STATE OF MONTANA
RESIDING AT	Butte

MY COMMISSION EXPIRES	3-1-2016

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

APPENDIX A
Leased Premises and Easement Parcel

Leased Premises, surface only of:

Lots 4-8, 12-15 in Block 10 of the unofficial Manzenille Addition, Section 11, Township 3 North, Range 8 West, M.P.M., Butte-Silver Bow County, Montana;

Easement Parcel, surface only of:

Approximately 1,598 sq. feet on the Lost Fraction Lode Mineral Survey No. 6831, Section 11, Township 3 North, Range 8 West, M.P.M., Butte-Silver Bow County, Montana as shown in the attached map.

[see maps attached]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Lots 4-8, Block 10

Title:		Date: 03-29-2013
Scale: 1 inch = 50 feet	File:
Tract 1: 0.344 Acres: 15000 Sq Feet: Closure = n00.0000e 0.00 Feet: Precision > 1/999999: Perimeter = 500 Feet
001=n13.45w 100.0	003=s13.45e 100.0
002=s76.15w 150.0	004=n76.15e 150.0

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Lots 12-15, Block 10

Title:		Date: 03-29-2013
Scale: 1 inch = 50 feet	File:
Tract 1: 0.304 Acres: 13232 Sq Feet: Closure = n62.5522w 0.04 Feet: Precision = 1/11394: Perimeter = 468 Feet
001=n13.45w 100.0	003=s0.03w 103.0
002=s76.15w 120.0	004=n76.15e 144.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Portion Lost Fraction Lode

Title:		Date: 03-29-2013
Scale: 1 inch = 50 feet	File:
Tract 1: 0.037 Acres: 1598 Sq Feet: Closure = s14.2527e 0.26 Feet: Precision = 1/1095: Perimeter = 281 Feet
001=s44.45w 45.0	003=n76.15e 135.5
002=n90.00w 100.0

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Legend
Property Lease Request
Big Butte F. D.
N
LEXINGTON
50 25 0 50 100 150 200
Feet

This plat does not represent a survey. No liability is assumed to the accuracy of the data delineated hereon.

BUTTE-SILVER BOW
LAND RECORDS DEPT.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

APPEND1X B
Landlord’s Non-Liability - Condition of Leased Premises

Landlord shall not be liable for any personal injury or property damage occurring on or to the Leased Premises or Easement Parcel or to any persons thereon resulting from:

1. A loss of property by theft or burglary;

2. Any injury or property damage caused by tremors, earthquakes, or other natural phenomenon;

3. The acts or omissions of occupants;

4. The supply of gas, electricity, heat, air conditioning, water or sewer.

Provided however, that Landlord shall not be absolved from liability for its own negligence, carelessness, or intentional acts, or those of its employees or agents.

Further, Landlord shall not be liable for any damage to property of Tenant or of others located on or in the Leased Premises, Easement Parcel, or on the sidewalks or street fronting the Leased Premises or Easement Parcel, unless caused by the negligence of Landlord, its employees or agents. Landlord shall not be liable for any injury or damage to persons or property resulting from explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Leased Premises, Easement Parcel or from the pipes, appliances, or plumbing works or from the roof, street or subsurface unless caused by Landlord’s neglect or the neglect of Landlord’s employees or agents.

Landlord shall not be liable for any injury or damage caused by Tenant or other persons or parties on or in the Leased Premises during construction of improvements, or related to Tenant’s operations on the Leased Premises or Easement Parcel. AH property of Tenant kept or stored in or on the Leased Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claim arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier(s), unless such damages shall be caused by the willful act or neglect of Landlord or its employees or agents.

* * END * *

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT 3

DEED

(See attached]

EXHIBIT 3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Upon recording mail to:

Lane F Holdings, LLC
P.O. Box 59
Helena, MT 59624

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

THIS ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT (Royalty Deed and Memorandum), dated effective as of the 19th day of September, 2024 (Effective Date), is by and between Blackjack Silver Corp., an Ontario corporation, and Ferry Lane Limited, a British Virgin Island corporation (jointly, Payor), and Lane F Holdings, LLC, a Wyoming limited liability corporation (Payee).

Recital

Payor and Payee are parties to that certain Net Smelter Returns Royalty Agreement (“Agreement”) dated September 19, 2024, under which Payor grants to Payee a Royalty in and to the Net Smelter Returns from the Property (as such terms are defined and further described in this Royalty Deed and Memorandum). This Royalty Deed and Memorandum is executed for the purpose of affording notice of the existence of the Agreement and the terms and provisions thereof, which terms and provisions are incorporated herein by reference for all purposes. This Royalty Deed and Memorandum summarizes some of the terms and provisions of the Agreement and is not intended to contain all of the terms and provisions of the Agreement or to alter or vary any of the terms and provisions of the Agreement. Unless otherwise defined herein, all capitalized terms in this Royalty Deed and Memorandum shall have the meanings assigned to them in the Agreement and further described in this Royalty Deed and Memorandum.

Royalty Deed and Memorandum

The Recital above is incorporated here and is binding upon the parties.

The Agreement contains the following principal terms, among others:

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.	Royalty

Payor has granted to Payee under the Agreement, and does hereby grant to Payee, a perpetual royalty in the amount of Two Percent (2.0%) of Net Smelter Returns from those properties described on Exhibit A hereto (Property), as more specifically set forth and calculated in the Agreement (Royalty).

(a)	The Royalty and the Agreement may terminate upon the occurrence of certain other conditions more fully described in the Agreement.

(b)	The terms for calculating the Net Smelter Returns and payment of the Royalty are set forth in the Agreement.

(c)	The Royalty is an interest in real property and constitutes the grant of a vested present interest in the Property and a covenant running with the land and all successions thereof, whether created privately or through government action. The Royalty shall be applicable to the Property and binding upon the Payor and the successors and assigns of the Property. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. If the United States establishes a leasing system or other system of tenure for lands or Precious Metals now subject to location under applicable mining laws, and if the new system gives the Payor an election to acquire rights under the new system in exchange for or in modification of property rights comprising part of the Property, the Royalty, the Agreement and this Royalty Deed and Memorandum shall extend to the lease or other rights granted by the new system in exchange for such property rights included in the Property.

2.	Term

The term of the Agreement commences on the Effective Date and is perpetual, subject to termination upon the occurrence of certain conditions more fully described in the Agreement.

3.	Notice

All notices and communications to the parties shall be delivered as follows:

If to Payor:	If to Payee:

Blackjack Silver Corp.	Lane F Holdings. LLC
c/o Travis Naugle	c/o R. Allan Payne
P.O. Box 3522	P.O. Box 59
Butte, MT 59702	Helena, MT 59624

Email: travis@falconcopper.com	Email: rpayne@doneylaw.com

4.	Transfers

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Payor holds a right of first refusal with respect to any transfer of the Royalty. The terms of Payor’s right of first refusal are set forth fully in the Agreement. Payee may not transfer less than all of its interest in and to the Royalty without the prior written consent of Payor, which consent Payor may withhold in its sole discretion. Payee may not transfer or assign any of its interest in and to the Royalty and the Agreement without obtaining from the transferee. and delivering the same to Payor, an agreement in writing in favor of Payor whereby the transferee assumes the obligations of Payee and is bound by the contractual terms of the Agreement. No change or division in the ownership of the Royalty is binding on Payor until Payor receives a certified copy of the instrument evidencing the change or division in ownership. Payee covenants to ensure that any change in ownership of the Royalty is accomplished in such a manner that Payor is required to make payment and give notice to no more than one person, and upon breach of this covenant, Payor and its affiliates may retain all payments otherwise due in escrow until the breach has been cured.

5.	Relationship Between this Royalty Deed and Memorandum and the Agreement

This Royalty Deed and Memorandum has been executed and recorded in order to apprise third parties and the public generally of the essential terms and conditions of the Agreement. The Agreement contains numerous provisions and details not reflected in this Royalty Deed and Memorandum. In the event of any conflict or inconsistency between the terms and conditions of this Royalty Deed and Memorandum and those of the Agreement, the terms and conditions of the Agreement shall in all instances prevail and govern. As between the parties, this Royalty Deed and Memorandum is not intended to create and shall not create any terms, conditions, rights, privileges, liabilities, duties or obligations not expressly provided for and set forth in the Agreement. This Royalty Deed and Memorandum is intended to and does grant Payee a perpetual Royalty of the Net Smelter Returns from those properties described on Exhibit A hereto, as herein set forth. either the Agreement nor this Royalty Deed and Memorandum shall imply or give rise to any rights on the part of any person not a party to the Agreement. Requests for information regarding the Agreement should be made to the parties at the addresses set forth above

6.	Counterparts

This Royalty Deed and Memorandum may be executed in counterparts and each such counterpart shall be deemed to form part of one and the same document.

[Remainder of Page Intentionally Left Blank]

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN WITNESS WHEREOF, the parties have caused this Royalty Deed and Memorandum to be signed and executed.

Blackjack Silver Corp., an Ontario corporation

By:	/s/ Travis Naugle

Name:	Travis Naugle

Title:	CEO

STATE OF Montana	)
: ss.
COUNTY OF Lewis and Clark	)

The foregoing Royalty Deed and Memorandum of Royalty Agreement was executed before me, a Notary Public this 19th day of September, 2024, by Travis Naugle the CEO of Blackjack Silver Corp., and on behalf of Blackjack Silver Corp.

SEAL:	JODI L. BELL NOTARIAL SEAL STATE OF MONTANA	JODI L. BELL NOTARY PUBLIC for the State of Montana Residing at Helena, Montana My Commission Expires January 16, 2026
/s/ Jodi L. Bell
Notary Public

SIGNATURE PAGE TO ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Ferry Lane Limited, a British Virgin Island corporation

By:	/s/ Travis Naugle

Name:	Travis Naugle

Title:	CEO

STATE OF Montana	)
: ss.
COUNTY OF Lewis and Clark	)

The foregoing Royalty Deed and Memorandum of Royalty Agreement was executed before me, a Notary Public, this 19th day of September, 2024, by Travis Naugle, the CEO of Ferry Lane Limited, and on behalf of Ferry Lane Limited.

SEAL:	JODI L. BELL NOTARIAL SEAL STATE OF MONTANA	JODI L. BELL NOTARY PUBLIC for the State of Montana Residing at Helena, Montana My Commission Expires January 16, 2026
/s/ Jodi L. Bell
Notary Public

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit A
to
Royalty Deed and Memorandum of Royalty Agreement

[REDACTED]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**+], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT E

RELEASE UPON DISTRIBUTION/ ASSIGNMENT

RELEASOR:	_______________________________________________

RELEASEES:	Lane F Holdings, LLC, Blackjack Silver Corp., Ferry Lane Limited. Ferry Lane Management, LLC, New Butte Leasing, LLC, Butte Blackjack Operating, LLC, [**+]

DESCRIPTION OF CONSIDERATION:	Payment of $_____________ in cash Assignment of ____ shares in Blackjack Silver Corp.

DESCRIPTION OF CLAIMS/RELEASE:

The undersigned acknowledges receipt of the above consideration and in exchange fully and forever releases and discharges the Releasees, their successors, assigns, agents, employees, members, partners, affiliates and attorneys from any and all actions, claims. causes of action, demands, or expenses for damages or injuries, whether asserted or unasserted. known or unknown. foreseen or unforeseen, arising out of or involving any ownership rights the Releasor may have to ownership of Ferry Lane, Limited, [**+] or any of their respective assets whether such ownership is directly or indirectly held through a subsidiary or affiliated company.

Payment of the consideration is contingent on the following additional terms:

1.	Releasees make no representations as to the tax ramifications and Releasor assumes at their own cost any tax ramifications for payment of the consideration.

2.	The parties acknowledge that the terms of this Agreement are confidential and shall not be disclosed to any third party except as required by law.

3.	The laws of the State of Montana shall govern the interpretation of this Agreement and any dispute regarding its application shall only be litigated in Silver Bow County. Montana.

DATED this ____ day of __________________, ___________.

CAUTION: READ BEFORE SIGNING!

RELEASOR:
________________________